As filed with the Securities and Exchange Commission on July 22, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVELLUS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	77-0024666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 North First Street
San Jose, CA 95134
(Address of Principal Executive Office Including Zip Code)

Novellus Systems, Inc. 2001 Stock Incentive Plan
Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan
(Full titles of the plans)

Richard S. Hill
Chairman of the Board and Chief Executive Officer
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134
(Name and address of agent for service)

(408) 943-9700
(Telephone number, including area code, of agent for service)

Copy to:
William D. Sherman, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
(650) 813-5600

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities to be	Amount to be	offering price	aggregate offering	Amount of
registered	registered(1)	per share (2)	price (2)	registration fee
2001 Stock Incentive Plan, Common Stock, no par value	4,500,000	26.99	121,455,000	$14,295.25
Amended and Restated 1992 Employee Stock Purchase Plan, Common Stock, no par value	1,000,000	26.99	26,990,000	$3,176.72

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Novellus Systems, Inc. 2001 Stock Incentive Plan and Amended and Restated 1992 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act on the basis of the average of the high and low selling price per share of the Registrant’s Common Stock on July 18, 2005, as reported by the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Commission Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission are hereby incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 15, 2005, which includes audited financial statements for the Registrant’s latest fiscal year.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005, filed with the Commission on May 9, 2005.

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 7, 2005, April 29, 2005 and May 5, 2005.

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed with the Commission on August 31, 1988, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 317 of the California General Corporations Law (the “CGCL”) authorizes a court to award, or a company’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the company, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     Section 204 of the CGCL provides that a company’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between companies and directors or companies having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors’ liability for distributions, loans, and guarantees).

     Section 204 further provides that a company’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a company’s shareholders for any violation of a director’s fiduciary duty to the company or its shareholders.

     In accordance with Section 317, the Amended and Restated Articles of Incorporation (the “Articles”), of the Registrant limit the liability of a director to the Registrant or its shareholders for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Registrant to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

     Pursuant to the authority provided in the Articles and Bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 22, 2005.

NOVELLUS SYSTEMS, INC.

By:	/s/ Richard S. Hill

Richard S. Hill
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard S. Hill and John Chenault, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Richard S. Hill	Chairman of the Board	July 22, 2005

Richard S. Hill	and Chief Executive
Officer (Principal
Executive Officer)

/s/ John Chenault	Vice President and Chief	July 22, 2005

John Chenault	Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Neil Bonke	Director	July 22, 2005

Neil R. Bonke

/s/ Youssef El-Mansy	Director	July 22, 2005

Youssef A. El-Mansy

Signature	Capacity	Date

/s/ James David Litster	Director	July 22, 2005

J. David Litster

/s/ Yoshio Nishi	Director	July 22, 2005

Yoshio Nishi

/s/ Glen G. Possley	Director	July 22, 2005

Glen G. Possley

/s/ Ann D. Rhoads	Director	July 22, 2005

Ann D. Rhoads

/s/ William R. Spivey	Director	July 22, 2005

William R. Spivey

/s/ Delbert A. Whitaker	Director	July 22, 2005

Delbert A. Whitaker

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).